Exhibit 99.1

For release: Feb. 24, 2021

Contact: Brian Dingerdissen

Essential Utilities Inc.

Investor Relations

O: 610.645.1191

BJDingerdissen@Essential.co

Dan Lockwood

Communications and Marketing

856.981.5497

Media@essential.co

Essential Utilities reports financial results for 2020

Reports results at the top of the guidance range

Over 20,500 water and wastewater customer connections added

Invests a record amount in infrastructure improvements

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG), today reported results for the fourth quarter and year ended Dec. 31, 2020.

“2020 marks another remarkable year in our company’s history. We changed our name, acquired Peoples, reported another year of operational excellence and strong growth and invested a record amount in infrastructure,” said Essential Chairman and Chief Executive Officer Christopher Franklin. “These accomplishments during a year filled with so many challenges are what allowed us to remain strong and dedicated to our mission of providing essential natural resources to our customers.”

“As we look to 2021, I am confident that we have positioned ourselves to play a critical role in solving our country’s infrastructure challenges while recognizing our responsibility to be an industry leader in protecting our environment,” said Franklin.

Full-year 2020 Operating Results

Essential reported total operating revenues of $1.46 billion in 2020, an increase of 64.4% compared to $889.7 million in the prior year. The acquisition of Peoples in the first quarter contributed $520.9 million of this revenue growth, while the remainder was due to rate and surcharge increases, increased volume and growth in the regulated water segment. Water usage was up 0.8% year over year due to the work-from-home orders and favorable weather. Adjusted revenues for 2020, which exclude water and gas rate credits issued one time to utility customers, were $1.49 billion (non-GAAP).

Operations and maintenance expenses were $528.6 million for 2020 compared to $333.1 million in the prior year. The increase in operations and maintenance expenses was primarily a result of operations and maintenance expenses of $199.9 million from the acquisition of Peoples.

Essential reported adjusted net income for the full year 2020 of $403.1 million (non-GAAP), or $1.58 per share (non-GAAP) compared to $1.47 per share (non-GAAP) in 2019, an increase of 7.5% from the prior year. Adjusted income and adjusted income per share (both non-GAAP financial measures) for 2020 exclude the impact of both the Peoples transaction-related one-time rate credits issued to utility customers of $23.0 million and Peoples transaction-related expenses, and include a normalized pro forma adjustment for the Peoples operating results for the period Jan. 1, 2020 to March 15, 2020 to provide the basis for a 2020 full-year run rate of operating results. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Essential’s net income of $284.8 million (GAAP), or $1.12 per share (GAAP), compared to $224.5 million, or $1.04 per share in 2019, an increase in net income of 26.9% from the prior year. Results for the full year 2020 include the operating results of Peoples, representing the company’s regulated natural gas segment, and results for the full year 2019 include Peoples transaction-related items.

Fourth Quarter 2020 Operating Results

Revenues increased to $474.0 million in the fourth quarter compared to $226.0 million in the same period of 2019, an increase of 109.7%. The Peoples acquisition contributed $240.6 million of this revenue growth, while the remainder was due to increased volume, growth and rate and surcharge increases in the regulated water segment. Adjusted revenues for the fourth quarter of 2020, which exclude gas rate credits issued one-time to Pennsylvania utility customers, were $492.9 million (non-GAAP).

Operations and maintenance expenses increased to $157.2 million for the fourth quarter of 2020 compared to $85.3 million in the fourth quarter of 2019. The increase in operations and maintenance expenses was primarily a result of operations and maintenance expenses of $72.6 million from the acquisition of Peoples.

For the fourth quarter 2020, Essential reported net income of $102.7 million (GAAP), or $0.40 per share (GAAP), compared to $64.2 million, or $0.28 per share, for the fourth quarter 2019. Results for the fourth quarter of 2020 include the operating results of Peoples, which largely comprises the company’s regulated natural gas segment, and results for the fourth quarter of 2019 include Peoples transaction-related items. Adjusting for transaction-related gas rate credits issued to utility customers, adjusted net income in the fourth quarter of 2020 was $116.2 million (non-GAAP), or $0.46 per share (non-GAAP). Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Dividend

On Jan. 27, 2021, Essential’s board of directors declared a quarterly cash dividend of $0.2507 per share of common stock. This dividend will be payable on March 1, 2021 to shareholders of record on Feb. 12, 2021. The company has paid a consecutive quarterly cash dividend for more than 76 years.

Water Utility Acquisition Growth

In 2020, Essential invested approximately $62.9 million to acquire six water and wastewater systems. These acquisitions added approximately 12,000 new customer equivalents to the company’s footprint. Coupled with organic growth, the company increased its water and wastewater customer base by 2.0% with over 20,500 new customer connections. Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base.

The company currently has six signed purchase agreements for additional water and wastewater systems that are expected to serve approximately 227,000 equivalent retail customers or equivalent dwelling units and add approximately $438 million in rate base. This includes the recently announced agreements to acquire East Whiteland Township’s wastewater system for $54.9 million and Willistown Township’s wastewater system for $17.5 million, together serving approximately 10,475 customer equivalents in Pennsylvania. Also included is the company’s 2019 agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA) for $276.5 million. DELCORA, a Pennsylvania sewer authority, serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs. According to the statutory timeline, the company expects a PUC decision on the DELCORA acquisition in March 2021.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 375,000 total customers.

Capital Expenditures

In 2020, Essential invested approximately $900 million to improve its regulated water and natural gas infrastructure systems and to enhance its customer service across its operations. This includes $53.5 million that was invested by Peoples, pre-closing, during the period from Jan. 1, 2020 to March 15, 2020. The company expects to invest approximately $550 million in 2021 to replace and expand its water and wastewater utility infrastructure and $450 million in 2021 to replace and upgrade its natural gas utility infrastructure, leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2023 to improve water and natural gas systems and better serve our customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Environmental, Social and Governance

As announced in January, Essential is committed to substantially reducing Scope 1 and 2 greenhouse gas emissions and by 2035, the company plans to reduce its emissions by 60% from its 2019 baseline. This will be achieved by extensive gas pipeline replacement, renewable energy purchasing, accelerated methane leak detection and repair, and various other currently planned initiatives that are highly feasible with proven technology. In a further commitment to ESG, the company’s 2021 Proxy Statement will include compensation metrics that include a multiyear plan to increase the amount of diverse supplier spend to 15% and a multiyear plan to achieve 17% employees of color.

Financing

At year-end 2020, Essential’s weighted average cost of fixed-rate long-term debt was 3.73%, and the company had $749 million available on its credit lines.

Rate Activity

In 2020, the regulated water segment received rate awards or infrastructure surcharges in Illinois, Indiana, North Carolina, Ohio, Virginia and Pennsylvania totaling an estimated increase in annualized revenues of $21.0 million. Additionally, the regulated natural gas segment has received infrastructure surcharges in Kentucky and Pennsylvania totaling an estimated increase to annualized revenues of $1.0 million.

To date in 2021, the company’s regulated water segment received rate awards in New Jersey, North Carolina, Ohio and Pennsylvania of $8.5 million. The company currently has proceedings pending in Virginia and Indiana for its regulated water segment, which would add an estimated $1.8 million in incremental revenue.

2021 Essential Guidance

Essential continues to monitor the effects of the COVID-19 pandemic on its customers, employees and the business and will update guidance impacts from the pandemic in the future if needed. The following is the company’s 2021 full-year guidance:

•	Net income per diluted common share of $1.64 to $1.69

•	Earnings per share growth CAGR of 5 to 7% for 2020 through 2023

•	Regulated water segment infrastructure investments of approximately $550 million in 2021

•	Regulated natural gas segment infrastructure investments of approximately $450 million in 2021

•	Infrastructure investments of approximately $3 billion through 2023 to rehabilitate and strengthen water, wastewater and natural gas systems

•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2023

•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2023

•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth

•	Gas customer count stable for 2021

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035

•	Multiyear plan to increase diverse supplier spend to 15%

•	Multiyear plan to achieve 17% employees of color

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Feb. 25, 2021

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 7428652

The company’s conference call with financial analysts will take place Thursday, Feb. 25, 2021 at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Feb. 25, 2021 for 10 business days following the call. To access the audio replay in the U.S., dial 888-203-1112 (pass code 7428652). International callers can dial +1 719-457-0820 (pass code 7428652).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s role in the United States’ infrastructure investments; its ability to be an industry leader in protecting the environment; the guidance range of adjusted income per diluted common share for the fiscal year ending in 2021; the 3-year earnings growth from 2021 to 2023; the projected total regulated water segment customer growth for 2021; the anticipated amount of capital investment in 2021; the anticipated amount of capital investment from 2021 through 2023; and the company’s anticipated rate base growth from 2021 through 2023. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating revenues	$473,998	$226,042	$1,462,698	$889,692

Operations and maintenance expense	$157,196	$85,321	$528,611	$333,102

Net income	$102,707	$64,227	$284,849	$224,543

Basic net income per common share	$0.40	$0.28	$1.14	$1.04
Diluted net income per common share	$0.40	$0.28	$1.12	$1.04

Basic average common shares outstanding	254,403	232,107	249,768	215,550
Diluted average common shares outstanding	254,774	232,581	254,629	215,931

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating revenues	$473,998	$226,042	$1,462,698	$889,692

Cost & expenses:
Operations and maintenance	157,196	85,321	528,611	333,102
Purchased gas	92,811	—	165,745	—
Depreciation	69,777	40,066	251,443	158,179
Amortization	1,204	437	5,616	(1,703)
Taxes other than income taxes	20,173	14,917	76,597	59,955

Total	341,161	140,741	1,028,012	549,533

Operating income	132,837	85,301	434,686	340,159

Other expense (income):
Interest expense	51,785	33,142	188,435	125,383
Interest income	(17)	(7,287)	(5,363)	(25,406)
Allowance for funds used during construction	(3,966)	(3,892)	(12,687)	(16,172)
Change in fair value of interest rate swap agreements	—	—	—	23,742
Loss on debt extinguishment	—	—	—	18,528
Gain on sale of other assets	(303)	(480)	(661)	(923)
Equity loss (earnings) in joint venture	91	(292)	3,374	(2,210)
Other	(213)	1,006	(3,383)	5,691

Income before income taxes	85,460	63,104	264,971	211,526
Provision for income tax benefit	(17,247)	(1,123)	(19,878)	(13,017)

Net income	$102,707	$64,227	$284,849	$224,543

Net income per common share:
Basic	$0.40	$0.28	$1.14	$1.04
Diluted	$0.40	$0.28	$1.12	$1.04

Average common shares outstanding:
Basic	254,403	232,107	249,768	215,550

Diluted	254,774	232,581	254,629	215,931

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted operating revenues,” “adjusted income,” and “adjusted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted operating revenues,” “adjusted income,” and “adjusted income per common share” and have been adjusted for the following items:

(1) Transaction-related rate credits issued to Pennsylvania utility customers in September and December 2020.

(2) Transaction-related expenses for the Company’s Peoples acquisition that closed on March 16, 2020, which consists of costs of $1,005 recorded as operations and maintenance expenses for the three months ended December 31, 2019 and $25,397 and $22,891 for the year ended December 31, 2020 and 2019, respectively, primarily representing expenses associated with investment banking fees, obtaining regulatory approvals, legal expenses, and integration planning. Additionally included in transaction-related expenses for the year ended December 31, 2019 are mark-to-market fair value adjustments of $23,742 associated with interest rate swap agreements for debt issued related to the Peoples transaction. The interest rate swap agreements were settled on April 24, 2019, which coincided with the debt financings to partially fund the Peoples acquisition. Further, expenses of $19,433 for the year ended December 31, 2019 associated with the refinancing of existing debt that occurred in May 2019 are included in transaction-related expenses;

(3) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing from January 1, 2020 to March 15, 2020, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples;

(4) Pre-acquisition interest expense of $4,684, net of interest income of $2,041, for the three months ended December 31, 2019 and $12,933, net of interest income of $6,972 for the year ended December 31, 2019, commencing in the second quarter of 2019 for funds borrowed prior to the completion of the Company’s Peoples acquisition on March 16, 2020;

(5) On April 26, 2019, the Company issued $313,500 of notes so as to complete an early extinguishment of $313,500 of existing debt on May 18, 2019. The Company incurred overlapping interest expense during this 22-day period of $858, net of interest income earned of $406, on the borrowed funds, and considers this overlapping net interest expense of $452 to be a transaction-related expense;

(6) Interest income earned on the proceeds received from our April 2019 equity offerings of common shares and tangible equity units prior to the completion of the Company’s Peoples acquisition on March 16, 2020;

(7) The income tax impact of the non-GAAP adjustments described above; and

(8) The effect on average diluted shares outstanding of the shares issued in April 2019 for our common share and tangible equity unit issuances prior to the completion of the Company’s Peoples acquisition on March 16, 2020.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating revenues (GAAP financial measure)	$473,998	$226,042	$1,462,698	$889,692
(1) Transaction-related rate credits issued to utility customers	18,924	—	23,004	—

Adjusted operating revenues (Non-GAAP financial measure)	$492,922	$226,042	$1,485,702	$889,692

Net income (GAAP financial measure)	$102,707	$64,227	$284,849	$224,543
(1) Transaction-related rate credits issued to utility customers	18,924	—	23,004	—
(2) Transaction-related expenses for the Peoples transaction closed March 16, 2020	—	613	25,573	66,066
(3) Adjustments to provide full-year 2020 run rate of Peoples operating results, including additional net interest expense	—	—	108,132	—
(4) Pre-acquisition interest expense for funds borrowed for acquisition of Peoples, net	—	2,643	—	5,961
(5) Overlapping interest expense on refinanced debt	—	—	—	452
(6) Interest income earned on proceeds from April 2019 equity offerings	—	(6,898)	—	(23,377)
(7) Income tax effect of non-GAAP adjustments	(5,468)	777	(38,450)	(10,149)

Adjusted income (Non-GAAP financial measure)	$116,163	$61,362	$403,108	$263,496

Net income per common share (GAAP financial measure):
Basic	$0.40	$0.28	$1.14	$1.04
Diluted	$0.40	$0.28	$1.12	$1.04

Adjusted income per common share (Non-GAAP financial measure):
Diluted	$0.46	$0.34	$1.58	$1.47

Average common shares outstanding:
Basic	254,403	232,107	249,768	215,550

Diluted	254,774	232,581	254,629	215,931

Average common shares outstanding:
Shares used in calculating diluted net income per common share	254,774	232,581	254,629	215,931
(8) Less: Adjustment for effects of April 2019 common share issuance	—	(37,370)	—	(25,903)
(8) Less: Adjustment for effects of April 2019 tangible equity unit issuance	—	(16,271)	—	(11,278)

Shares used in calculating adjusted diluted income per common share (Non-GAAP financial measure)	254,774	178,940	254,629	178,750

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2020	2019
Net property, plant and equipment	$9,512,877	$6,345,790
Current assets	380,220	2,015,127
Regulatory assets and other assets	3,812,180	1,001,068

Total assets	$13,705,277	$9,361,985

Total equity	$4,683,877	$3,880,860
Long-term debt, excluding current portion, net of debt issuance costs	5,507,744	2,943,327
Current portion of long-term debt and loans payable	162,551	130,775
Other current liabilities	441,322	192,686
Deferred credits and other liabilities	2,909,783	2,214,337

Total liabilities and equity	$13,705,277	$9,361,985